Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 29 PERCENT FOURTH-QUARTER REVENUE GROWTH AND EPS OF 12 CENTS VERSUS 1 CENT A YEAR AGO
Both Business Segments See Revenue and Operating Income Gains;
Consolidated Gross Margin Rises 5 Points to 48 Percent
     ST. PAUL, Minn., December 5, 2007 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported financial results for the fourth quarter and fiscal year ended October 31, 2007.
     Fourth-quarter consolidated net revenue rose to $18.9 million, a 29 percent increase over $14.6 million in the year-ago period. Surgical business revenue reached $10.3 million in the fourth quarter, the sixth consecutive record-revenue quarter for this segment, and a 28 percent increase from $8.1 million in the year-ago period. Interventional business revenue rose to $8.6 million in the quarter, 31 percent higher than revenue of $6.5 million a year earlier. The company reported fourth-quarter net income of $1.6 million, or $0.12 per diluted share, compared with net income of $92,000, or $0.01 per diluted share, in the year-earlier period.
     “Both businesses closed the fiscal year showing strong momentum, with solid revenue and operating income growth, and we believe there are exciting opportunities for additional growth in the year ahead,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “The expansion of our surgical business direct sales force is now complete and training of the new sales reps is under way. The sales team is allocating time and effort to each product line, and all lines contributed to the quarter’s growth. The interventional division garnered more business from the CRM (cardiac rhythm management) sector and is diversifying into other medical specialties.”
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Synovis Life Technologies
December 5, 2007

     Consolidated gross margin in the quarter increased to 48 percent, a 5 percentage point gain over the fourth quarter of fiscal 2006 attributed to improved margins in both business units. Operating expenses rose 12 percent, primarily due to the hiring of additional direct sales people in the surgical business and expanded education activities to support the new as well as existing sales people, along with higher investment in surgical research and development projects.
     Higher revenue levels and stronger gross margins for both business units led to consolidated fourth-quarter operating income of $1.6 million, versus an operating loss of $370,000 a year earlier.
     In fiscal 2007, consolidated net revenue increased to $67.9 million, up 22 percent from $55.8 million in the prior fiscal year. Consolidated net income improved significantly to $3.8 million, or $0.30 per diluted share, versus a net loss of $1.5 million, or $(0.12) per share, for fiscal 2006.
     Kramp commented, “We are pleased with the company’s improved fiscal 2007 financial performance, which reflects the successful execution of strategies put in place over the past two years. With fiscal 2007 as a foundation, we have a high level of optimism and enthusiasm as we look ahead to fiscal 2008 and beyond.”
     Synovis had $53.7 million in cash, cash equivalents and short-term investments with no debt as of October 31, 2007, compared to $47.0 million at the fiscal 2006 year-end. Cash provided by operating activities was $3.0 million for the fourth quarter and $8.5 million for fiscal 2007.
Surgical Business
     Synovis’ surgical business achieved net revenue of $10.3 million in the fourth quarter, increasing 28 percent over $8.1 million in the year-ago period. The fourth-quarter gross margin was 67 percent, up from 64 percent in the fourth quarter of fiscal 2006. Gross margin gains primarily came from better overhead utilization, higher pricing and a favorable product mix. Operating income increased to $1.5 million in the fourth quarter, up 167 percent from operating income of $570,000 in the year-earlier quarter.
     “Our tissue-based products are making good progress in our major focus areas — gastric bypass and complex ventral hernia surgery — and our surgical devices are also posting strong gains. Our direct sales force continues to increase its productivity and to forge solid customer relationships in the bariatric and general surgery markets,” noted Kramp.
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Synovis Life Technologies
December 5, 2007

     In the bariatric surgery sector, sales of staple-line buttressing products, Peri-Strips® or PSD, rose to $3.6 million in the fourth quarter — the highest quarterly sales of the fiscal year and up 19 percent over $3.0 million in the year-ago quarter. The circular configuration of this staple-line buttress continues to gain market acceptance; revenue more than doubled over the year-ago period. Synovis recently launched PSD Veritas® in Europe, after receiving CE Mark approval in the third quarter of fiscal 2007, and sales are developing in that region. For fiscal 2007, PSD revenue totaled $13.8 million, a 42 percent increase over fiscal 2006.
     Kramp added, “The market for gastric bypass surgery continues to grow. Recent publications have documented the rapid and dramatic reduction in insulin-dependent Type II diabetes after gastric bypass, even before significant weight loss. Such improvement in co-morbidities, along with the significant weight loss, reinforces the belief that gastric bypass is the best procedure to provide long- term benefits to the morbidly obese.”
     Regarding the Veritas tissue product line, Kramp said, “Veritas patch sales are gaining traction in the complex ventral hernia market. Our sales team is acquainting surgeons with the benefits of tissue remodeling, as well as the handling characteristics and ease-of-use qualities of our Veritas material. Veritas was launched in February 2007 for this application and has already achieved an annualized sales rate approaching $2 million based on fourth-quarter sales. We are encouraged by the potential of the Veritas platform, and we are investing R&D resources to move forward with new applications for this material.”
     Fourth-quarter sales of Synovis’ Tissue-Guard products were $3.3 million, a 27 percent gain over the prior-year quarter. Tissue-Guard products have been used in more than 650,000 procedures to repair and replace damaged tissue primarily in vascular, neuro and cardiac applications — a testament to Synovis’ long and strong history in soft tissue repair.
     “The success of our transition in fiscal 2006 to a domestic direct sales force of 24 experienced sales people led us to begin the expansion to 36 territories in mid-2007,” said Kramp. “We were again able to attract seasoned and highly skilled sales candidates and had hired 10 of the 12 new sales professionals we had targeted to have on board by fiscal year-end. We have since filled the remaining two positions.”
     Sales of the company’s microsurgery products grew significantly with revenue increasing by 46 percent in the fourth quarter, reaching $1.7 million compared to $1.1 million in the previous year’s fourth quarter. Quarterly sales of the Microvascular Anastomotic Coupler, the primary microsurgery product and a device for connecting small blood vessels without sutures, grew 43 percent over the same quarter last year.
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Synovis Life Technologies
December 5, 2007

     For its microsurgery products, the company decided in the fourth quarter to convert from a combination sales force in the United States of both direct employees and third-party independent reps to an entirely direct sales force focusing solely on our microsurgery products. Currently, Synovis has six microsurgery sales reps on board with one additional hire expected in the first quarter of 2008.
     Kramp noted, “Revenue from our microsurgery product line has more than tripled over the past three years. Growing acceptance of the Coupler as a standard of care in joining vessels together, and the offering of a broad line of high-quality products specifically for the micro and reconstructive surgery market, resulted in fourth-quarter growth of 46 percent. To build on our customer relationships and to maximize future revenue growth, we determined that a direct sales force specific to the microsurgery products was the best course of action.” With this change, the company anticipates having approximately 43 sales people for its surgical business unit by the end of the first quarter of 2008, with 36 sales reps focusing on Synovis’ tissue and surgical devices and seven sales reps focusing on the microsurgery product line.
     For fiscal 2007, the surgical business achieved net revenue of $37.7 million, an increase of nearly $10.0 million, or 36 percent, over fiscal 2006, the result of significant revenue and unit volume increases across all product categories. The fiscal 2007 gross margin was 65 percent, up from 59 percent in fiscal 2006 due primarily to direct customer pricing and better overhead utilization. Operating income increased to $5.3 million in fiscal 2007, a significant turnaround from the operating loss of $482,000 in fiscal 2006.
Interventional Business
     Interventional business net revenue rose to $8.6 million in the fourth fiscal quarter, a 31 percent increase from $6.5 million in the year-ago period. According to Kramp, “The interventional division showed robust growth from CRM and non-CRM customers. We are now realizing the rewards of the segment’s efficiency measures and lean operating structure as revenue increases. Further, our interventional business facility in Puerto Rico contributed significantly to the division’s earnings, driven by increased CRM revenues, resulting in a record revenue quarter and fiscal year for Synovis Caribe.”
     The interventional business gross margin was 26 percent in the fourth quarter of fiscal 2007, up from 18 percent in the same period of fiscal 2006. Higher production volumes coupled with stable overhead expenses were the primary reasons for the increased margin. Fourth-quarter operating income improved significantly to $573,000 versus an operating loss of $335,000 in the year-ago period.
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Synovis Life Technologies
December 5, 2007

     “In our interventional business, revenue from CRM customers grew steadily over the prior-year quarter, while revenue from non-CRM customers rose at the robust rate of 76 percent,” Kramp added. “Our interventional business offers a full array of contract manufacturing services allowing us to provide a ‘one-stop shop’ benefit to our customers. In addition to our broad manufacturing capabilities, we are recognized for our design and engineering expertise, on-time delivery and first-pass quality. This well-rounded portfolio of services makes us an attractive supplier to customers with products in many surgical disciplines.” Interventional business manufacturing capabilities include: wire forming, straightening and grinding; Swiss, CNC and EDM machining; polymer injection and insertion molding; laser cutting, welding and ablation and complex assembly.
     For fiscal 2007, the interventional business achieved net revenue of $30.2 million, a 7 percent increase over fiscal 2006. Revenue from the CRM market was down in the first half of the year, but gained momentum in the second half to finish the year at $20.5 million — essentially equal with fiscal 2006 and comprising 68 percent of the interventional business’ total annual revenue. Revenue from non-CRM market customers totaled $9.7 million, a 31 percent increase over fiscal 2006. The fiscal 2007 gross margin was 23 percent, up four points compared to fiscal 2006. Operating income was $483,000, a sizeable improvement from the operating loss of $1.4 million in fiscal 2006.
Conference Call and Webcast
     Synovis Life Technologies will host a live Webcast of its fourth quarter and fiscal year conference call today, Dec. 5, at 10 a.m. CT to discuss the company’s results. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com , and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, Dec. 5.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 34619922. The audio replay will be available beginning at 1 p.m. CT on Wednesday, Dec. 5, through 6 p.m. CT on Friday, Dec. 7.
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Synovis Life Technologies
December 5, 2007

About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market products for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanded sales force to grow revenues, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, and the level and timing of orders from contract manufacturing customers, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2006.
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Synovis Life Technologies
December 5, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		12 Months Ended
	October 31		October 31
	2007	2006	2007	2006
Net revenue	$18,861	$14,583	$67,874	$55,835
Cost of revenue	9,762	8,255	36,586	34,187
Gross margin	9,099	6,328	31,288	21,648
Gross margin percentage	48%	43%	46%	39%

Selling, general and administrative	6,428	5,779	24,252	22,444
Research and development	1,101	919	3,753	3,383

Operating income (loss)	1,570	(370)	3,283	(4,179)

Interest income	625	384	2,092	1,337
Income (loss) before provision for income taxes	2,195	14	5,375	(2,842)
Provision (benefit) for income taxes	638	(78)	1,565	(1,361)

Net income (loss)	$1,557	$92	$3,810	$(1,481)

Basic earnings (loss) per share	$0.13	$0.01	$0.31	$(0.12)
Diluted earnings (loss) per share	$0.12	$0.01	$0.30	$(0.12)

Weighted average basic shares outstanding	12,317	12,077	12,225	12,004

Weighted average diluted shares outstanding	12,729	12,148	12,528	12,004
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Synovis Life Technologies, Inc.
December 5, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Business Segment Information (unaudited)
(In thousands)

	Three Months Ended		12 Months Ended
	October 31		October 31
	2007	2006	2007	2006
Net revenue
Surgical business	$10,275	$8,051	$37,691	$27,743
Interventional business	8,586	6,532	30,183	28,092

Consolidated	$18,861	$14,583	$67,874	$55,835

Gross margin
Surgical business	$6,867	$5,144	$24,370	$16,435
Interventional business	2,232	1,184	6,918	5,213

Consolidated	$9,099	$6,328	$31,288	$21,648

Gross margin percentage
Surgical business	67%	64%	65%	59%
Interventional business	26%	18%	23%	19%
Consolidated	48%	43%	46%	39%

Operating income (loss)
Surgical business	$1,521	$570	$5,274	$(482)
Interventional business	573	(335)	483	(1,400)
Corporate and other	(524)	(605)	(2,474)	(2,297)

Consolidated	$1,570	$(370)	$3,283	$(4,179)
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Synovis Life Technologies, Inc.
December 5, 2007

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets (unaudited)
As of October 31, 2007 and October 31, 2006
(In thousands, except share and per share data)

	October 31,	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,578	$7,053
Short-term investments	44,100	39,926
Accounts receivable, net	8,764	6,740
Inventories	9,982	8,590
Deferred income tax asset, net	805	1,017
Other current assets	1,111	1,742

Total current assets	74,340	65,068

Property, plant and equipment, net	10,115	12,228
Goodwill and other intangible assets, net	9,546	7,393
Deferred income tax asset, net	676	861

Total assets	$94,677	$85,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,724	$5,625

Total current liabilities	7,724	5,625

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding, 12,359,302 and 12,101,253 as of October 31, 2007 and 2006	124	121
Additional paid-in capital	78,347	75,132
Retained earnings	8,482	4,672

Total shareholders’ equity	86,953	79,925

Total liabilities and shareholders’ equity	$94,677	$85,550

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